ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 24th day of May, 2018, by and between Players Michigan LLC, a Michigan limited liability company (“Buyer”), and LCG Business Enterprises, LLC, a California limited liability company (“Seller”).

RECITALS

A. Buyer is a wholly-owned subsidiary of Players Network, a Nevada publicly traded corporation (“PNTV”) engaged, directly and indirectly, in the cultivation and production of cannabis and cannabis related products (the “Business”), principally in Nevada.

B. Seller engages in the Business in California through the licensed operation of a 56,000 square foot commercial cannabis agricultural facility at 25600 Encinal Road, Salinas, California 93908 (the “Property”) under the Temporary Cannabis Permits (as defined in Section 4(H)(ii) below).

C. Seller is in the process of obtaining permanent Cannabis Permits.

D. The Property on which Seller operates the Business is occupied by Seller under the terms of the Lease (as defined in Section 4(J) below).

E. The Property owner is currently in the process of obtaining all permits and entitlements with respect to the Property required by the County of Monterey, California to operate the Business at the Property on a long-term basis (collectively, the “Entitlements”).

F. Seller has the right to continue to operate the Business at the Property while it seeks to obtain the permanent Cannabis Permits and while the Property owner seeks the Entitlements.

G. PNTV desires to expand its Business operation into California through the acquisition by Buyer of the Purchased Assets (as defined in Section 2(A) below) and Seller desires to sell Buyer the Purchased Assets on the terms and subject to the conditions contained in this Agreement.

H. Capitalized terms not otherwise defined in this Agreement have the meanings specified in Section 1 below.

ACCORDINGLY, the parties agree as follows:

1. Defined Terms. Capitalized terms not otherwise defined in this Agreement have the meanings specified on Exhibit A. An index of those capitalized terms defined throughout this Agreement is set forth beneath the definitions on Exhibit A.

2. Purchased and Excluded Assets; Assumed and Retained Liabilities.

A. Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to Buyer and Buyer shall acquire from Seller, all of Seller’s right, title, and interest in and to the Purchased Assets, free and clear of all Liens. As used herein, the term “Purchased Assets” means and includes all assets, properties and rights of Seller related to or used by Seller in its operation of the Business of every kind, nature, type and description, tangible and intangible, wherever located, whether known or unknown, fixed or unfixed, or otherwise, whether or not specifically referred to in this Agreement and whether or not reflected on the books and records of Seller, including the following assets, in each case as they exist on the Closing Date, but specifically excluding the Excluded Assets (as defined in Section 2(B) below):

1

i. Tangible Personal Property. All machinery and equipment (including spare parts), data processing hardware and software, vehicles (including those vehicles specifically listed on Schedule 2(A)(i)), transportation equipment, fixtures, capital works in process, furniture, computers and related equipment (including keyboards and monitors), office supplies, and other tangible personal property, together with: (1) any express or implied warranty by the manufacturers or vendors (to the extent still in force) of any of the foregoing items; and (2) all maintenance records and other documents relating thereto, in each case, whether owned or leased (collectively, the “Business Tangible Personal Property”).

ii. Inventory. All raw materials and supplies, work in process and finished goods inventory, scraps and packaging material, in each case, wherever located, and including inventory in-transit, to the extent such Inventory is on hand (or in-transit, as the case may be) and used or held for use in the Business (the Business Inventory”). Business Inventory expressly includes all Plant Inventory (as defined in Section 4(F)(ii)(1) below).

iii. Cash and Receivables. All cash on hand and all accounts receivable, notes receivable and similar rights to receive payments, and the full benefit of all security for such accounts or rights to payment (the “Receivables”).

iv. Contracts. All right, title, and interest in, to those Contracts of the Business listed on Schedule 2(A)(iv), which schedule may be updated from time to time by Buyer on or prior to the Closing (the “Acquired Contracts”).

v. Books and Records. All books of account, general, financial and accounting records, statements, files, invoices, customer and supplier lists, other distribution lists, product and Business Inventory records, service and warranty records, equipment logs, operating manuals, billing records, sales and promotional literature, marketing plans, studies, analyses and any other marketing documentation, graphic designs, product designs and schematics and packaging, studies, reports, summaries, manuals, customer and supplier correspondence and files, emails and phone numbers, related to the Purchased Assets or used or held for use in, or that arise out of the operation or conduct of the Business (collectively, the “Books and Records”).

vi. Claims. All Claims of Seller and all rights to assert such Claims, in each case, to the extent related to any Purchased Asset(s), Assumed Liabilities, and/or the Business.

vii. Permits. All transferable Permits granted, given or made to Seller that are used or held for use in Seller’s operation or conduct of the Business (collectively, the “Acquired Permits”).

viii. Real Property. All real property leased, licensed, used or otherwise occupied by Seller and used in connection with the Business, including, the Property.

ix. Refunds/Insurance Proceeds. All Tax refunds, customer and supplier refunds and all proceeds from any Claim made in respect of any Insurance Policy.

x. Goodwill. Any and all goodwill in, and going concern value of, the Business.

B. Excluded Assets. Buyer shall not acquire: (i) those Permits held or used by Seller in connection with the operation of the Business by Seller that are not assignable to Buyer (the “Non-Assignable Permits”); (ii) all Contracts of the Business not otherwise listed on Schedule 2(A); and (iii) those assets of Seller listed on Schedule 2(B) to this Agreement (collectively, the “Excluded Assets”).

C. Assumption of Liabilities.

i. At the Closing, Buyer shall execute and deliver to Seller, an Assignment and Assumption Agreement and Bill of Sale substantially in the form of Exhibit B (the “Assumption Agreement”), under which Buyer shall assume from and after the Closing Date, and perform and discharge when due only the following Liabilities of Seller (collectively, the “Assumed Liabilities”) and no other Liabilities of Seller:

1. all Liabilities under the Acquired Contracts and the Acquired Permits, arising, in each case, from and after the Closing Date, except for Liabilities arising from a default by Seller on or prior to the Closing Date under any such Acquired Contract or Acquired Permit.

2. All Liabilities accruing, arising out of, or relating to the operation or conduct of the Business or the use or ownership of the Purchased Assets, in each case to the extent arising out of events first occurring or conditions first arising after the Closing Date.

2

3. All unpaid Ordinary Course, trade accounts payable of the Business as of the Closing Date.

ii. Except for the Assumed Liabilities expressly enumerated in Section 2(C)(i)(1) – (3), Buyer shall not assume any other Liabilities of Seller, whether related to Seller’s operation of the Business or otherwise, (including (1) any Liabilities for Taxes; (2) Legacy Environmental Liabilities; (3) Liability related to any Excluded Asset; (4) Liability of Seller or any of its Affiliates arising out of or relating to any Proceeding or Claim relating to the Business or Seller, which accrued, arose or relates to, any time on or prior to the Closing (regardless of whether the Proceeding is commenced, or the Claim is made, before or after the Closing); (5) all Labor Obligations to: (a) any Seller employee or contractor other than Identified Labor (as defined in Section 6(L) below) who accept employment or engagement with, and are employed or engaged by, Buyer following the Closing (with Identified Labor who accept employment or engagement with, and who are employed or engaged by, Buyer following the Closing being referred to herein as the “Transferred Labor”); and (b) any Transferred Labor to the extent arising on or prior to the Closing and/or arising out of or relating to facts in existence on or prior to the Closing Date; and/or (6) all Labor Claims of: (a) Seller’s employees or contractors who are not included in the Transferred Labor; and (b) Transferred Labor arising on or prior to and/or related to the period (or portion thereof) ending on or prior to the Closing Date and Seller shall remain responsible therefor (with all such Liabilities being referred to herein as the “Retained Liabilities”).

D. Benefits of Ownership. Notwithstanding anything to the contrary contained herein, provided the Closing occurs on or prior to May 25, 2018 (other than as a result of Seller’s failure to have satisfied any of the conditions to Closing listed in Section 7(B) below), then Buyer shall be treated as having acquired all of the Purchased Assets as of May 1, 2018, with the effect that Buyer shall be entitled to the May Net Profit and all Net Profit arising thereafter. For purposes of this Section 2(D), the “May Net Profit” means the Net Profit derived from Seller’s operation of the Business during the calendar month of May 2018 reduced (to the extent not otherwise included in the computation of Net Profit) by the Management Fee due to Seller for the calendar month of May 2018. The parties acknowledge and agree that in computing the Net Profit for May (and correspondingly, the May Net Profit, the gross profit for the calendar month of May 2018 shall be reduce (only once) by payments to Seller’s cultivation team made for the month of May 2018 in an amount not to exceed thirty percent (30%) of the gross revenues (less all advance payments for future orders and any other advances related to periods after May 2018) from Seller’s operations at the Property received by Seller during the month of May 2018. For the avoidance of doubt, if the Closing does not occur on or prior to May 25, 2018 as a result of Seller’s failure to have satisfied one or more of the conditions precedent to Closing specified in Section 7(B) below, from and after the Closing, Buyer would still be entitled to the May Net Profit and all Net Profit derived from the Business thereafter.

3. Purchase Price; Payment and Related Matters.

A. Purchase Price.

i. Subject to the provisions of Section 3(E) below, the purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to the sum of: (1) Five Million and No/100 Dollars ($5,000,000.00); plus (2) the assumption of the Assumed Liabilities.

ii. Subject to the terms of Section 3(B) and Section 3(D) below, the Purchase Price shall be paid in installments (each, an “Installment”) as follows:

1.	One Million and No/100 Dollars ($1,000,000.00) (“Installment 1”) due at Closing;

2.	One Million and No/100 Dollars ($1,000,000.00) (“Installment 2”) due thirty (30) days following the Closing Date, or if later, on the first day of the first calendar month following the close of such thirty (30) day period;

3

3.	One Million and No/100 Dollars ($1,000,000.00) (“Installment 3”) due thirty (30) days following the payment in full of Installment 2, or if later, on the first day of the first calendar month following the payment in full of Installment 2;

4.	One Million and No/100 Dollars ($1,000,000.00) (“Installment 4”) due thirty (30) days following the payment in full of Installment 3, or if later, on the first day of the first calendar month following the payment in full of Installment 3; and

5.	One Million and No/100 Dollars ($1,000,000.00) (“Installment 5”) due thirty (30) days following the payment in full of Installment 4, or if later, on the first day of the first calendar month following the payment in full of Installment 4;

provided, however, that Buyer shall have the right, in its discretion, at any time, to prepay all or any portion of the unpaid balance of the Purchase Price or any Installments required hereby. Prepayments of Purchase Price or an Installment shall be applied to the Installments in chronological order (e.g., if Buyer prepays $1,500,000 of the Purchase Price on June 25, 2018, then Installment 1 shall be treated as paid in full and with remaining prepayment applied to and as a reduction of Installment 2).

B. Payment. Subject to the remaining provisions of this Section 3(B), each Installment shall be paid by Buyer to Seller at the account specified by Seller on Schedule 3(B). Notwithstanding the foregoing or anything to the contrary contained in this Agreement:

1. if any Tax Clearance received by Seller and delivered to Buyer under the terms of Section 6(K) below, shows an amount due and owing to any Tax Authority by Seller, Seller immediately pay such amount and shall provide Buyer with written evidence of such payment; and

2. until such time as Seller has delivered Buyer proof of payment to the applicable Tax Authority satisfactory to Buyer in its discretion, Buyer shall:

a. withhold from the next Installment payment due to Seller the amount of any Taxes shown to be due on such Tax Clearance; and

b. have the right to pay over such amount to the applicable Tax Authority on Seller’s behalf.

3. If all Tax Clearances have not been delivered to Buyer on or prior to the date Installment 5 becomes due and payable, then Buyer shall withhold payment of Installment 5 in its entirety until such time as all such Tax Clearances have been delivered to Buyer.

4. Buyer and Seller acknowledge that certain documents and/or instruments required by this Agreement may be executed and delivered following the Closing under the terms of one or more side letters executed at Closing (the “Side Letters”). Accordingly:

a. following the Closing (and the payment of Installment 1 to Seller), no further payment of any Installment shall be made to Seller, for Seller’s behalf to any Tax Authority, or otherwise under this Agreement (with each Installment that becomes subject to the provisions of this Section 3(B)(4) being referred to as a “Withheld Installment”) until: (x) all documents and/or instruments referred to in any Side Letters are fully executed and delivered in the form and substance satisfactory to Buyer in its discretion, and (y) all obligations of Seller contained in such Side Letters have been fulfilled.

b. Any Withheld Installment shall become due and payable from Buyer, subject to the remaining terms of this Section 3(B), five (5) Business Days following satisfaction of the requirements contained in Section 3(B)(4)(a) above. For the avoidance of doubt, and by way of example, assuming that all documents, instruments required by the Side Letters are finally executed and delivered and all obligations of Seller under the Side Letters are fulfilled on the day after Installment 3 becomes due and payables, such that the obligations contained in Section 3(B)(4)(a) are fulfilled on such date. In that case, both Installment 2 and Installment 3 would be Withheld Payments and Buyer would become obligated to pay Installment 2 and Installment 3, subject in all events to the remaining provisions of this Section 3(B) (e.g., subject to payment of all amounts due and owing to Tax Authorities relating to Taxes shown to be due on any Tax Clearances) by the close five (5) Business days after the fulfillment of such obligations.

4

5. No penalty under Section 3(D) shall apply to: (i) the amount withheld from any Installment under the provisions of this Section 3(B) and not otherwise paid over to an applicable Tax Authority unless Buyer fails to deliver to Seller the amount so withheld within thirty (30) days following delivery by Seller to Buyer of proof, satisfactory to Buyer in its discretion, that all Taxes shown to be due and owing by Seller on any such Tax Clearances have been paid in full; and/or (ii) to any Withheld Installment unless Buyer fails to timely make payment of any Withheld Installment, subject in all events to the remaining terms of this Section 3(B), following satisfaction of the conditions contained in Section 3(B)(4) above.

C. Purchase Price Allocation. Within thirty (30) days after the Closing, Buyer shall prepare and deliver to Seller for Seller’s approval (not to be unreasonable withheld, delayed or conditioned) an allocation of the Purchase Price for federal income tax purposes (“Purchase Price Allocation”). Seller shall have fifteen (15) days following receipt of such allocation within which to review and approve such allocation. If, within such period, Seller does not ether provide its approval or provide written notice to Buyer specifically identifying and providing its rationale for a dispute with respect to the allocation, then the Purchase Price Allocation shall be deemed final and binding on the parties at the close of such period. The parties shall file with the IRS an IRS Form 8594 and shall report, act and file all Tax Returns in all respects and for all purposes consistent with such Purchased Asset Allocation.

D. Late Payment Penalty. If during the ten (10) month period beginning on the Closing Date, Buyer pays any Installment (or portion thereof) after the due date therefore (a “Late Payment”), then as Seller’s sole and exclusive remedy: (1) in addition to the applicable Installment (or portion thereof), Buyer shall be obligated to pay Seller a penalty (the “Initial Penalty”) in an amount equal to two and one-half of one percent (2.5%) of the portion of the Late Payment; and (2) until the Late Payment is paid in full, in addition to the Initial Penalty, at the close of each ten (10) Business Day period after the initial due date for the Late Payment, Buyer shall become obligated to pay Seller an additional penalty in an amount equal to two and one-half of one percent (2.5%) of the remaining unpaid portion of the Late Payment. Partial payments made to Seller shall be applied first to the Late Payment and then to the penalty, if any, remaining unpaid.

4. Representations and Warranties of Seller. Seller represents and warrants to Buyer on the date hereof and as of the Closing Date as follows:

A. Organization, Standing and Power. Seller is duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority to: (i) own its properties and to carry on its business (including the Business) as presently owned and operated by it; and (ii) execute and deliver this Agreement and all other documents and/or instruments required hereby, including the documents required to be delivered (e.g., the Assignment of Lease and the Management Agreement) in connection with the closing hereof (collectively, the “Seller Agreements”) and to consummate the transactions contemplated hereby and thereby. Seller operates its business (including its Business) solely within the State of California and is not required, whether as a result of the character of the property owned, leased or operated by it and/or the nature of its business (including the Business), to qualify or become licensed to do business as a foreign entity in any other jurisdiction. Seller currently does not, directly or indirectly own, of record or beneficially, any outstanding voting securities or other equity interests in any Person.

B. Authority. Seller and each person signing on behalf of Seller has all requisite power and authority to execute and deliver Seller Agreements and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of Seller Agreements, and the consummation of the transactions contemplated hereby and thereby have been, or will be when executed, duly and validly authorized by all necessary action on the part of Seller. Seller Agreements will constitute, when executed and delivered, the valid and binding obligations of Seller, enforceable against Seller in accordance with the terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements affecting creditors’ rights generally and general equitable principles.

5

C. Consents and Approvals. No Consent is required for: (i) the execution, delivery and/or performance of this Agreement and/or any other Seller Agreement or the consummation of the transactions contemplated hereby or thereby to be valid and binding on Seller; or (ii) for the assignment to Buyer of the Purchased Assets (including the Acquired Contracts and Acquired Permits) as contemplated by this Agreement; and Seller is not required to submit any notice, report, application, petition, registration or other filing with any Person in connection with the execution or delivery of this Agreement or any other documents or instruments executed in connection herewith.

D. No Conflict or Breach. The execution, delivery and performance of this Agreement and Seller Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or constitute a violation of the organizational documents of Seller; (ii) conflict with or constitute a violation of any Legal Requirement applicable to Seller, the Business, or the Purchased Assets; (iii) conflict with or constitute a default (or an event which, with the giving of notice or lapse of time or both, would become a default) under, or result in a breach of, or acceleration or termination of, or require any Consent under, any Contract (including any Acquired Contract) to which Seller is a party, by which Seller, the Business and/or any Purchased Asset are bound; and/or (iv) result in a creation or imposition of any Lien on the Purchased Assets.

E. Title to and Condition of the Purchased Assets, Warrant, Operation of the Business. Seller has good and valid title to the Purchased Assets (other than the Property, which is subject to a valid leasehold interest), in each case, free and clear of all Liens, and (with the exception of the Property) is the record and beneficial owner thereof. The Purchased Assets are suitable for the purpose for which they are presently used and include all assets, rights and properties necessary for the conduct of the Business as the same is currently conducted by Seller. At Closing Seller shall transfer to Buyer, good and valid title to the Purchased Assets (including a valid leasehold interest in the Property), free and clear of all Liens. Schedule 4(E) sets forth a true, accurate, and complete list of all Purchased Assets. All Purchased Assets are in good condition and repair (including, to the extent such Purchased Assets are operating assets, good operating condition and repair), ordinary wear and tear excepted. There are no defects, hidden or otherwise, in any Purchased Asset. All Purchased Assets are located at the Property. Set forth beneath each applicable Purchased Asset on Schedule 4(E) is: (i) a brief description of the warranty applicable (if any) to such Purchased Asset; and (ii) the remaining duration of such warranty. All warranty information specified on Schedule 4(E) is true, correct and complete. All such warranties are fully transferable by Seller and there are no facts existing, which would make any such warranty unenforceable by Buyer from and after Closing. With the exception of the operation of its Business, Seller is not engaged, directly or indirectly, in any other business activities of any kind or nature.

F. Tangible Personal Property and Inventory.

i. Tangible Personal Property. Schedule 4(F)(i) sets forth a complete and accurate schedule of the Business Tangible Personal Property (other than inventory) as of the date hereof. Such Business Tangible Personal Property constitutes all tangible personal property necessary for Seller to conduct the Business. No Business Tangible Personal Property is held under lease, security agreement, conditional sales contract or other title retention or security arrangement, and all Business Tangible Personal Property (other than inventory) acquired by or disposed of by Seller in the Ordinary Course since the date of the Most Recent Financial Statements (as defined in Section 4(N) below) is in good operating condition and repair, ordinary wear and tear excepted.

ii. Business Inventory.

1. Plant Inventory. Schedule 4(F)(ii) sets forth a complete and accurate list of: (a) the aggregate number of cannabis plants held by Seller as of the date hereof (the “Plant Inventory”); (b) the date each individual item of Plant Inventory was planted; (c) the anticipated date of full growth and harvest for each plant; (d) the average loss rate for cannabis plants (i.e., how many plants die before full growth and harvest); and (e) is stored and handled in conformity with Legal Requirements, industry standards and good business practices. None of the Plant Inventory is infested with any insects or other infestation (whether insect, fungal or otherwise) the spread of which could have an adverse effect on crop yields. All Plant Inventory previously sold by Seller consisted of, and all current Plant Inventory of Seller consists of and will, as of the Closing Date, consist of, plants that are fully usable and salable in the Ordinary Course and fit for human consumption.

6

2. Other Business Inventory. All Business Inventory (other than Plant Inventory) is and will, as of the Closing Date, consist of items that are of a quantity and quality which are usable and/or salable in the Ordinary Course; and no such Business Inventory is obsolete, damaged or defective, or subject to any write-down or write-off. Seller has on hand or has ordered and expects timely delivery of such quantities of raw materials and supplies and has on hand such quantities of work in process and finished goods as are reasonably required to fill current orders on hand in a timely manner consistent with normal business practices and to maintain the manufacture and shipment of products (including Plant Inventory) at its normal level of operations.

G. Contracts. Schedule 4(G) sets forth a true, complete and correct list of all Contracts of Seller together with a summary of all oral Contracts of Seller, including all: (i) leases; (ii) capitalized lease obligations; and (iii) Contracts: (1) for exclusivity, noncompetition, confidentiality, nonsolicitation of customers, suppliers and/or any employees; (2) with employees, distributors, sales representatives, sales agents and other independent contractors; (3) not made in the Ordinary Course; (4) for the purchase of products or services; (5) for capital expenditures; (6) for the sale of any assets of the Business (including a separate list of all open purchase orders for Business Inventory); and (7) with any Governmental Entity. Seller has delivered to Buyer true and complete copies of all Contracts. Each Contract is legal, valid, binding and enforceable in accordance with its terms. Seller is not in breach or default under any Contract and no event has occurred that with notice or lapse of time or both, would constitute such a breach or default by Seller. No other party to any Contract of Seller is in breach or default thereunder; and Seller has received no notice of any party’s intention to terminate or not renew any Contract of Seller.

H. Permits.

i. Set forth on Schedule 4(H) is a complete and accurate list of Acquired Permits, if any. The Acquired Permits constitute all transferable Permits necessary for Seller to conduct the Business in compliance with all applicable Legal Requirements. Separately set forth on Schedule 4(H) is a true, correct and complete list of all Non-Assignable Permits and the purpose for each such Permit. The Acquired Permits when taken together with all Non-Assignable Permits (collectively, the “Seller Permits”) constitute all Permits necessary to conduct the Business whether by Seller or Buyer, in compliance with all applicable Legal Requirements. Seller has conducted the Business in compliance with all terms and conditions of all Seller Permits. Seller has fulfilled and performed its obligations under each Seller Permit, and no notice of suspension, cancellation or of default or notice of any dispute concerning any such Seller Permit has been received by Seller, and there is no basis for any suspension or cancellation of default or any dispute with respect to any Seller Permit. Each Acquired Permit is valid, subsisting and in full force and fully transferable to Buyer at Closing without Consent. No Proceeding is pending or threatened to revoke, suspend, cancel or adversely modify any Acquired Permit and there are no facts or circumstances existing and no event has occurred that with the giving of notice, the lapse of time or both could result in initiation of any such Proceeding.

ii. Seller currently operates the Business under those temporary Cannabis Permits separately listed on Schedule 4(H) (the “Temporary Cannabis Permits”). All Temporary Cannabis Permits will remain in full force and effect from the date hereof through June 19, 2018 (the “Initial Permit Termination Date”). The effectiveness of the Temporary Cannabis Permits may be extended by the applicable Governmental Entity for up to an additional 180 days from the expiration of the Initial Permit Termination Date (with the period beginning on the date hereof and ending at the close of the 180 day period following the Initial Permit Termination Date being referred to herein as the “Cannabis Permit Period”).

iii. Seller has received no notice from a Governmental Entity, and there are no facts or circumstances existing and no event has occurred, which with the giving of notice, the lapse of time or both, would result in any applicable Governmental Entity denying Seller the right to extend the effectiveness of the Temporary Cannabis Permits through the full Cannabis Permit Period.

I. Customers and Suppliers. Schedule 4(I) sets forth a true, complete and correct list of Seller’s customers as of the date of this Agreement, and such schedule accurately reflects the amount of purchases made by any such customers from Seller during the calendar year ended December 31, 2017 and for each calendar month during the 2018 calendar year. Schedule 4(I) separately sets forth a true, complete and correct list of all of Seller’s suppliers as of the date of this Agreement, and such schedule accurately reflects the amount of purchases made by Seller from such suppliers during the calendar year ended December 31, 2017. No customer or supplier listed on Schedule 4(I) has notified Seller that it intends to cease doing business with, alter or decrease the amount of the business that it is presently doing with Seller, or alter the conditions under which it will offer such business to Buyer as a consequence of the sale of the Purchased Assets to Buyer. Seller has no Liabilities with respect to customer deposits or advances for work not yet performed or refunds due to customers of its business (including the Business) but not paid as of the Closing.

7

J. Real Property.

i. Seller owns no real property. Seller has provided to Buyer a true and accurate copy of the Contract under which Seller uses or occupies or has the right to use or occupy now or in the future, the Property (the “Lease”). Under the terms of the Lease, Seller is the only party with a right to occupy or use the Property. Schedule 4(J) sets forth the date of and parties to the Lease, and the term and renewal terms (whether or not exercised) thereof. The Lease is in full force and effect and is fully transferable to Buyer without Consent. Seller has a validly existing and enforceable leasehold in the Property, for the full term set forth in Schedule 4(J). Seller is not in breach or default under the Lease and no event has occurred that with notice or lapse of time or both, would constitute such a breach or default by Seller, under the Lease. No other party to the Lease is in breach or default thereunder and Seller has not received any notice of the intention of any party to terminate or not renew the Lease. Seller has not subleased, sublicensed or given any other Person the right to use or occupy any of the Property. Seller’s leasehold interest in the Property is not subject to any Liens. No notice of a condemnation Proceeding or Proceeding by any Governmental Entity has been received by Seller in respect of the Property and no such Proceeding has been commenced by any Governmental Entity. There are no unpaid Taxes, assessments (special, general or otherwise) or bonds of any nature affecting such Property or any portion thereof due and payable by Seller or rents or other amounts accrued and unpaid under such Lease.

ii. Seller has received Consent from the owner of the Property for the cultivation and production of cannabis on the Property. The Property owner is currently in the process of obtaining all Entitlements from the county of Monterey, California to permit the cultivation and production of cannabis and cannabis related products on the land. The Property owner will receive all such Entitlements by no later than the close of the Cannabis Permit Period. Until such time all such Entitlements for the Property have been obtained, Seller will have the full right to legally operate the Business (whether in accordance with and subject to the terms of the Temporary Cannabis Permits or otherwise) on the Property. All such Entitlements (when granted) will run with the land and, upon assumption of the Lease by Buyer, Buyer will have the right to operate the Business on the same basis as operated by Seller prior to the Closing.

K. Compliance with Legal Requirements. Seller has complied with and is in compliance with all applicable state and local Legal Requirements (including state and local Environmental Laws, Labor Laws and Tax laws and regulations) relating to the operation of its business (including the Business), the ownership of the Purchased Assets and the use the Property. Except as set forth on Schedule 4(K), Seller has complied with and is in compliance with all applicable federal Legal Requirements (including federal Environmental Laws, Labor Laws and Tax laws and regulations) relating to the operation of its business (including the Business). Seller has received no notice of, and there exists no fact or circumstance and no event has occurred, which with the giving of notice, the lapse of time or both, would result in, any violation of any Legal Requirement or the issuance of a citation by any Governmental Entity. Seller has received and is currently in compliance with all Legal Requirements to maintain the Monterey Good Standing, evidence of which is separately attached hereto on Schedule 4(K); it being acknowledged that maintenance of the Monterey Good Standing is a requirement for the continued operation of the Business by Seller. There is no Proceeding (including a condemnation Proceeding) pending or threatened against or relating to Seller, the Purchased Assets, the Property, or Seller’s business (including the Business); and there is no basis or any such Proceeding. There are no outstanding judgments, orders, or restrictions against Seller.

L. Environmental Matters. Seller is not in violation of any Environmental Law and the business (including the Business) and activities of Seller as presently conducted are being conducted in compliance with all requirements of Environmental Laws. Seller is not a party to or the subject of any Proceeding or Claim addressing a violation of or Liability under any Environmental Law and Seller has not received any notice, request for information, citation, summons, judgment, order, letter, or other documents, and no complaint has been filed and served, no penalty has been assessed, and no Proceeding is pending against Seller or has been threatened alleging a violation by Seller of any Environmental Law. There has been no Release at or affecting the Property. The Property is not currently used for and has never been used for the treatment, storage or disposal of a “hazardous waste” (as that term is defined under 40 Code of Federal Regulations Part 261) and there are no Hazardous Materials present at, on, in, or under the Property. There are no aboveground or underground storage tanks, pits, lagoons, landfills, waste disposals areas present at the Property and there are no events, conditions or circumstances that have resulted in or are reasonably likely to result in Liability under Environmental Laws.

8

M. Taxes. Seller: (i) has properly completed and timely filed, and will properly complete and timely file, with the applicable Tax Authorities, all Tax Returns related to the operation of its business (including the Business) for periods ending on or prior to or including the Closing Date (the “Applicable Tax Periods”) and all such Tax Returns are (or will be, when filed) accurate, complete and correct; (B) has fully paid (or will pay when due) all Taxes related to the Applicable Tax Periods; (C) has timely made and will timely make all withholdings of Tax required to be made under all applicable Legal Requirements, and such withholdings have been or will be paid when due; and (D) has complied with all Tax information reporting provisions of all applicable Legal Requirements. No Tax Authority residing in a jurisdiction where Seller does not file Tax Returns has made a Claim that Seller is or may be subject to Tax in such jurisdiction. There are no Liens for Taxes on the Purchased Assets. There are no Claims pending or threatened against Seller for past due Taxes. Seller has not waived any statute of limitations or agreed to the extension of time for the assessment of any Tax, and is not currently the beneficiary of any extension of time within which to file any Tax Return. Seller is not a party to any pending Claims for Taxes, nor, is there any Proceeding pending or threatened, for assessment or collection of Taxes. Seller has not been notified that an audit or review of any Tax matter is currently pending, in progress or contemplated. None of the Purchased Assets is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

N. Financial Statements. Attached as Schedule 4(N) are copies of the unaudited profit and loss statements, balance sheets and statements of cash flow of Seller as of and for the calendar year ended December 31, 2016 and December 31, 2017 and for each of January, February, March and April of 2018 (the “Financial Statements” with the financial statements for April 2018 being referred to herein as the “Most Recent Financial Statements”). The Financial Statements: (i) are true, correct and complete and have been prepared in accordance with GAAP; and (ii) fairly present the financial position and results of operations of Seller as of the dates and for the periods therein specified. Seller has no Liabilities, other than Liabilities reflected on the face of the Financial Statements and Liabilities, which have arisen in the Ordinary Course since the Most Recent Financial Statements. All accounts receivable of Seller represent valid and existing accounts receivable of Seller arising in the Ordinary Course. The Receivables constitute the only accounts receivables of Seller and all Receivables reflected on the Financial Statements are fully collectible without set-off, reduction or deduction.

O. Books and Records. The Books and Records, copies of each of which have been delivered to Buyer are complete and correct and have been maintained in accordance with sound business practices.

P. Insurance. All Insurance Policies insuring Seller, its Business and/or the Purchased Assets (the “Applicable Policies”) are in full force and effect and all premiums due thereunder covering all periods up to and including: (i) the date of this Agreement have been paid; and (ii) the Closing Date will be paid when due. Seller has complied with all terms of such Insurance Policies and has not received any notice of cancellation or any increase in premium with respect thereto. Seller has not been denied insurance since the date of its organization. There are no Claims by Seller or bonds pending, under any such Insurance Policies and there have been no denials of Claims or reservation of rights letters with regards to such Claims under any such Insurance Policies. Seller is not self-insured. Seller has delivered to Buyer copies of all Applicable Policies.

Q. Absence of Changes. Since the date of the Most Recent Financial Statements: (i) there has not been any destruction, damage to, or loss adversely affecting Seller’s business (including the Business), any Plant Inventory and/or any Purchased Assets; (ii) Seller has conducted its Business in the Ordinary Course and has not, by way of example, and without limitation: (1) sold, leased (as lessor), transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Lien on, any of the Purchased Assets, except for inventory sold or otherwise disposed of in the Ordinary Course; (2) cancelled any debts owed to or Claims held by Seller; (3) accelerated or delayed collection of, or written off, any receivables generated by Seller; (4) delayed or accelerated payment of any account payable or other Liability of Seller; (5) allowed the levels of raw materials, supplies, work-in-process or other materials included in the Business Inventory to vary from the levels customarily maintained in the Business; (6) cancelled, terminated, amended or granted any waiver or Consent under any Contract; (7) cancelled, compromised, waived or released any right or Claim (or series of related rights or Claims); (8) amended its organizational documents; (9) settled or compromised any Proceeding; and/or (10) cancelled or terminated any of Insurance Policies or allowed any of the coverage thereunder to lapse.

9

R. Inappropriate Payments. Neither Seller nor any of its officers, directors, employees, contractors or agents has, directly or indirectly: (i) paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers or contractors of Seller to obtain business or payments from such Person, other than in compliance Legal Requirements, or (ii) made any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent, where the contribution, payment or gift is or was illegal under applicable Legal Requirements.

S. Liabilities. With the exception of the Assumed Liabilities, there are no Liabilities for which the Buyer would become liable upon the acquisition of the Purchased Assets or the consummation of the transactions contemplated hereby (whether as a successor or otherwise).

T. Brokers. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could have Liability.

U. Reliance. The foregoing representations and warranties are made with the knowledge and expectation that Buyer is placing complete reliance on them.

5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller on the date hereof and as of the Closing Date as follows:

A. Organization, Standing and Power. Buyer is duly organized, validly existing and in good standing under the laws of the State of Michigan and has all necessary power and authority to: (i) own its properties and to carry on its business as presently owned and operated by it; and (ii) execute and deliver this Agreement and all other documents and/or instruments required hereby (collectively, the “Buyer Agreements”) and to consummate the transactions contemplated hereby and thereby.

B. Authority. Buyer and each person signing on behalf of Buyer has all requisite power and authority to execute and deliver the Buyer Agreements and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of the Buyer Agreements, and the consummation of the transactions contemplated hereby and thereby have been, or will be when executed, duly and validly authorized by all necessary company action on the part of Buyer. The Buyer Agreements will constitute, when executed and delivered, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms of such Buyer Agreements, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements affecting creditors’ rights generally and general equitable principles.

C. No Conflict or Breach. The execution, delivery and performance of the Buyer Agreements and the consummation of the transactions contemplated thereby do not and will not: (1) conflict with or constitute a violation of the organizational documents of Buyer; (2) conflict with or constitute a violation of any Legal Requirement of any state or local Governmental Entity applicable to Buyer; or (3) conflict with, result in a breach of any of the provisions of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would become a default) under or result in a breach or acceleration or termination of, or require any Consent under, any contract, agreement or instrument to which Buyer is a party or by which Buyer is bound.

D. Brokers. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could have Liability.

10

6. Pre-Closing Covenants.

A. Full and Reasonable Access. From and after the date hereof, Seller shall provide Buyer and its officers, employees and representatives, including legal advisors and accountants, during normal business hours and with reasonable advance notice to Seller, complete access (to the extent not in contravention of Legal Requirements) to its facilities and Books and Records, and shall cause its employees, accountants, and other agents and representatives to cooperate fully with Buyer and its representatives in connection with Buyer’s due diligence investigation of Seller, its Business, and the Purchased Assets. Such assistance shall include: (i) introducing Buyer to: (1) the “cultivation team” including all employees and contractors of its Business; (2) all customers and suppliers of its Business; and (3) those local cannabis attorneys and city officials as Buyer may request from time to time; and (ii) accompanying Buyer to meetings with such Persons.

B. Notice of Change. During the period beginning on the date of this Agreement and ending on the Closing Date (the “Interim Period”), Seller shall notify Buyer of the existence or happening of any fact, event or occurrence, which may alter the accuracy of any representation or warranty contained in Section 4.

C. Information Releases. Except as required by applicable Legal Requirements, Seller shall not make any public statements or releases concerning this Agreement or the transactions contemplated hereby, except for such written information as shall have been approved in writing by Buyer as to form and content. Notwithstanding anything to the contrary contained in this Agreement (including any covenants under Section 6(G) to the extent otherwise applicable), Buyer shall have the right to make such public comments, statements, disclosures regarding the transactions contemplated hereby and/or the terms and conditions hereof as Buyer may deem necessary or desirable in Buyer’s discretion and Buyer shall not be in breach of any of the provisions of this Agreement as a result thereof.

D. Operation of the Business. During the Interim Period: (i) Seller shall conduct the Business solely in the Ordinary Course and use its best efforts to preserve its Business operations, assets (including all Purchased Assets), organization and goodwill, keep available the services of its officers, employees and consultants and maintain its existing relationships with vendors, customers and others; and (ii) Seller shall maintain its Monterey Good Standing. In furtherance of, and without limiting the generality of the foregoing, Seller shall: (1) operate the Business in full compliance with all state and local Legal Requirements and federal Legal Requirements other than those listed on Schedule 4(K); and (2) not: (a) sell, lease, license, create a Lien or dispose of any interest in any of the Purchased Assets, except use of supplies or sales of Business Inventory in the Ordinary Course; (b) make any transfer, lease, license, mortgage, pledge of or Lien on the Property or any Purchased Assets; (c) agree to any non-compete restriction or similar prohibition on the Business; (d) accelerate or delay collection of, or write off, any receivables generated by the Business; (e) delay or accelerate payment of any account payable or other Liability of the Business; (f) allow the levels of raw materials, supplies, work-in-process or other materials included in the Business Inventory to vary from the levels customarily maintained in the Business; (g) cancel, terminate, amend or grant any waiver or Consent under any Contract; (h) cancel, compromise, waive or release any right or Claim (or series of related rights or Claims); (i) amend its organizational documents; (j) settle or compromise any Proceeding; (k) cancel or terminated any Insurance Policies or allow any of the coverage thereunder to lapse; and/or (l) take any action or permit to exist any circumstance that would or that, with the giving of notice, the lapse of time or both, could result on Seller losing its Monterey Good Standing.

E. Exclusive Dealing. During the Interim Period (or if earlier until the termination of this Agreement in accordance with its terms), Seller shall not, nor shall it permit any of its officers, directors, managers, equity holders, members, employees, agents, representatives, consultants, financial advisors, attorneys, accountants or other agents to, directly or indirectly: (i) solicit, encourage, initiate or facilitate submission of inquiries, proposals, offers or indications of interest from any Person, other than Buyer (and/or its respective Affiliates and representatives), relating to any direct or indirect acquisition or purchase (including any single or multiple-step transaction) by such Person of any material assets or equity securities of Seller or any merger, consolidation, business combination, recapitalization, restructuring, reorganization, dissolution, or similar transaction involving Seller, other than assets sold in the Ordinary Course (each such acquisition transaction, an “Acquisition Transaction”); or (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or disclose or provide any non-public information or data relating to Seller to, or otherwise afford access to the properties, books, records or management of Seller to any other Person, other than Buyer (and its respective Affiliates and representatives), with respect to any Acquisition Transaction. Immediately following the date hereof, Seller shall cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Transaction and, as soon as practicable following the date of this Agreement, Seller shall enforce its rights under all confidentiality agreements signed by other potential bidders to require the return or the destruction of all information given to such Person or its representatives.

11

F. Training and Assistance. During the Interim Period (or if earlier until the termination of this Agreement in accordance with its terms), Seller shall provide Buyer’s management team as Buyer may select from time to time, such training and education in the day-to-day operations by Seller of the Business and the cannabis industry in State of California and local Monterey jurisdiction as Buyer may reasonably request.

G. Confidentiality.

i. Unless and until the Closing has been consummated, a party receiving Confidential Information, as defined in Section 6(G)(iv) below (the “Receiving Party”), from a party disclosing such Confidential Information (the “Disclosing Party”) shall hold, and shall cause its Affiliates and their respective directors, managers, officers, employees, consultants, agents, legal counsel, advisors and representatives (collectively, “Representatives”) to hold in confidence all Confidential Information made available to the Receiving Party in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, each Receiving Party shall promptly return or cause to be returned to the other or, with the consent of the other party, destroy all Confidential Information and all copies thereof that were supplied to the Receiving Party in connection with this Agreement; it being acknowledge by the Parties that Confidential Information delivered by a Disclosing Party to a Receiving Party constitutes a unique and valuable asset, and that any disclosure or other use of such Confidential Information (other than as expressly permitted hereby) would be wrongful and may cause irreparable harm to Disclosing Party.

ii. From and after the Closing Date: (a) Seller will and will cause its Affiliates and/or their respective Representatives to, keep confidential and protect, and will not divulge or allow access to or use in any way any Confidential Information related to Buyer, the Property, the Purchased Assets and/or Seller’s operation of the Business; (b) Buyer shall be under no obligation of confidentiality; it being expressly acknowledged that from and after the Closing, Buyer, its Affiliates and their respective Representatives shall have the perpetual, royalty free right and license to use and/or disclose any information, including information that would otherwise be considered Confidential Information, supplied by Seller to Buyer whether on or prior to closing or after Closing (whether as a result of Seller’s management of the Business pursuant the Management Agreement, or otherwise).

iii. Any violation or breach of the agreements contained in this Section 6(G) may result in irreparable injury to the Party disclosing Confidential Information for which a remedy at law may be inadequate and that, therefore, the Party disclosing Confidential Information will be entitled to seek injunctive and other equitable relief restraining such violation or breach.

iv. For purposes of this Agreement, “Confidential Information” means and includes any and all data and/or other information of or related to a Disclosing Party without regard to whether all or any of the foregoing matters would or would not be deemed by a court of competent jurisdiction to be confidential, material or important. Confidential Information shall not include any information that: (x) is now or subsequently becomes generally publicly known, other than as a result of the breach of this Agreement by the Receiving Party; or (y) can be demonstrated to have been hereafter developed independently of any disclosure by the Receiving Party. If a Receiving Party receives, at any time, a request in connection with a legal proceeding to make a disclosure that would be a breach of this Agreement, the Receiving Party shall promptly notify and consult with the Disclosing Party so that the Disclosing Party may seek an appropriate protective order. If, in the absence of a protective order, the Receiving Party is compelled, in the opinion of its counsel, to disclose any Confidential Information, the Receiving Party may make such disclosure after prior written notice to the Disclosing Party (to the extent such notice is legally possible) but only to the extent that such disclosure is absolutely necessary to comply with such requirement.

12

H. Risk of Loss. Seller assumes all risk of loss due to fire, other casualty or otherwise up to the time of Closing. If at any time prior to Closing, any Purchased Asset is negatively affected in any manner or the cost to repair any damage or destruction of any such Purchased Asset exceeds any sums available under any applicable Insurance Policy, then in addition to Buyer’s other rights and remedies (whether at law, in equity, by contract or otherwise): (i) Buyer shall have the right to terminate this Agreement by notifying Seller; and (ii) if Buyer does not elect to terminate this Agreement under the previous sentence, then: (a) Seller shall promptly use all Insurance Proceeds to repair any damage or destruction to such Purchased Asset; (b) at Closing, Seller shall assign to Buyer all of Seller’s right, title and interest in and to the proceeds of insurance carried by or payable to Seller and shall pay to Buyer any insurance proceeds not otherwise used toward the repair the damage or destruction to such Purchased Asset; and (c) Buyer shall be entitled to reduce the purchase price by the portion of the value of the Purchased Asset not otherwise covered by insurance.

I. Insurance Policies. Upon execution hereof, Seller shall provide Buyer with a certificate of insurance for its general liability policy and for any other Insurance Policies covering the Purchased Assets, showing Buyer as an additional insured and loss payee. Such certificate of insurance shall indicate that the insurance carrier must notify Buyer at least thirty (30) days prior to the cancellation or termination of such policy; and promptly of a change to the terms of such policy. Seller shall maintain all Insurance Policies in full force and effect through the Closing Date.

J. Management Agreement. At the Closing, Buyer and Seller shall execute and deliver a Management Agreement, substantially in the form attached hereto as Exhibit C (the “Management Agreement”) under which, among other things:

i. Seller shall provide Buyer with the management services specified therein for a fee equal to the percentage of the Net Profit derived by Buyer solely from the operation of the Business at the Property determined in accordance with the following schedule (the “Management Fee”):

Percentage of Net Profit	Payment Period
30%	Between Closing and payment in full of Installment 2
25%	Between the payment in full of Installment 2 and payment in full of Installment 3
20%	Between the payment in full of Installment 3 and payment in full of Installment 4
15%	Between the payment in full of Installment 4 and payment in full of Installment 5
0%	From and the payment in full of Installment 5 or, if earlier, the prepayment in full of the reaming unpaid portion of the Purchase Price as specified in Section 3(B)

For the avoidance of doubt, if Buyer, in its discretion elects to prepay in full the remaining unpaid portion of the Purchase Price in accordance with the terms of Section 3(B) above, then Seller’s right to receive a Management Fee under the terms of the Management Agreement shall terminate.

ii. during the Management Term (as defined in Section 6(J)(v) below) Seller shall manage the day-to-day operations of the Business at the Property utilizing due care and professional diligence, with the goal of generating and growing monthly Net Profit arising from the operation of the Business at the Property;

iii. Seller shall be obligated to further develop the Property as specified therein and implement “track and trace” procedures consistent with the all Legal Requirements of the State of California and/or the County of Monterey irrespective of the effective date of such Legal Requirements and/or any moratorium on the implementation of such requirements;

13

iv. Buyer shall be obligated to pay the Management Fee to Seller no later than thirty (30) days after the close of the calendar month to which it relates (e.g., the Management Fee for the calendar month ending June 30, 2018 would be due and payable to Seller on or before July 30, 2018).

v. Seller shall provide all management services solely for the benefit Buyer and its designees and shall provide the services specified thereunder during the period beginning on May 1 and ending on the earlier of March 30, 2019 or the date Buyer pays the Purchase Price in full (the “Management Term”).

xi. Buyer will have a right to offset against the Management Fee any and all amounts otherwise due and payable to Buyer by Seller, whether hereunder or thereunder (including, by way of example only, any amounts due from Seller as a result of the indemnification obligations contained herein).

xii. Following the close of the Management Term, Buyer will have the right to engage Seller to continue to provide such management services as Buyer may request on terms (including the fee therefore) and subject to conditions as the parties may mutually agree upon.

K. Tax Clearances. Seller shall apply for and obtain Tax Clearances from each applicable Tax Authority (including, by way of example only, the California Tax Authorities responsible for administering sales, use, income and/or franchise taxes and/or contributions to the California unemployment fund, employment training fund and the unemployment compensation disability fund). If prior to or concurrent with the issuance of any Tax Clearance, Seller is notified by any Tax Authority or otherwise becomes or is aware that Taxes are due and owing, Seller shall immediately pay (or cause to be paid) all such Taxes. Nothing herein shall serve to reduce or eliminate the obligations of Seller for Taxes. Seller shall immediately provide Buyer with copies of all requests for Tax Clearances; any and all correspondence related to any Taxes of Seller and each Tax Clearances upon receipt by Seller. Without the prior written consent of Buyer, Seller may not settle or otherwise compromise any dispute over Taxes if such settlement would require payment by Buyer or cause Buyer to have Liability as a successor for such Taxes.

L. Employment/Engagement by Buyer. As of the Closing Date, Buyer shall offer employment to and/or otherwise offer to engage as independent contractors, and Seller shall use its commercially reasonably efforts to assist Buyer in employing as new employees of Buyer or engaging as independent contractors, those employees/independent contractors of Seller selected by Buyer prior to the close of the Management Agreement term and identified on Schedule 6(L) or otherwise identified to Seller in writing (collectively, the “Identified Labor”). No provision of this Agreement shall be deemed to: (i) guarantee employment/engagement for any period of time for, or preclude the ability of Buyer or its Affiliates to terminate, any Identified Labor at any time and for any or no reason; (ii) require Buyer or any of its Affiliates to provide Identified Labor or make available benefits under any specific benefit plan or prevent the amendment, modification or termination thereof after the Closing; or (iii) create any third-party beneficiary rights or obligations in any Person (including any Identified Labor or any dependent or beneficiary thereof) other than the parties to this Agreement. Any of Seller’s employees or contractor not specifically identified by Buyer on Schedule 6(L) or otherwise identified to Seller by Buyer in writing prior to the close of the Management Agreement term shall be terminated by Seller.

M. Permits and Licensing.

i. Monterey County Business License. As soon as practicable following the execution hereof, Seller shall apply for and seek to obtain all business licenses necessary to operate the Business from and after the date hereof, irrespective of the fact that the County of Monterey has advised Seller that it is not required to apply for such business licensees until such time as all of the land use permits and entitlements referred to in Section 4(J) above have been obtained.

ii. Entitlements. From and after the execution hereof, Seller shall use its best efforts to ensure that all Entitlements required for the operation of the Business on the Property are received and properly maintained.

iii. Permanent Cannabis Permits. From and after the date hereof, Seller shall use its best efforts to obtain all permanent Cannabis Permits necessary for the operation of the Business by Seller and the management and operation of the Business on behalf of Buyer under the terms of the Management Agreement.

14

iv. Cooperation with Buyer. From and after the date hereof, Seller shall use its best efforts to assist Buyer in the preparation and filing of all documents and/or instruments necessary for Buyer to obtain all Permits required to operate the Business at the Property. Such efforts shall include the execution of all documents and instruments and the taking of all actions necessary or desirable in connection with the obtaining all such Permits (including any Temporary Cannabis Permits, Permanent Cannabis Permits and all other business licenses and Permits).

N. Pre-Closing Inventory. Two days prior to Closing, Seller and Buyer shall conduct a physical inventory of all items of Business Inventory (including Plant Inventory) and Seller shall provide Buyer with an updated Schedule 4(F)(ii) with the results of such physical inventory. Between the date hereof and Closing, Seller shall weekly (or more frequently as Buyer may request) provide Buyer with an estimate of all sales of Business Inventory.

7. Conditions Precedent to Closing.

A. Conditions of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as Seller may waive in writing:

i. Performance. Buyer shall have performed and complied with all agreements and covenants required by this Agreement to be performed or satisfied by it on or prior to the Closing.

ii. Representations and Warranties. The representations and warranties of Buyer set forth in Section 5 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if they had been made at such time, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date).

iii. Certificate of Buyer. Seller shall have been furnished with a certificate in the form and substance reasonably satisfactory to Seller and its counsel and executed by a senior officer of Buyer certifying the fulfillment of the conditions set forth in Section 7(A)(i) and Section 7(A)(ii) above.

iii. No Order. There shall not: (1) be in effect any litigation order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that, the parties agree to use commercially reasonable efforts to take such action as may be required to avoid the entry of, or to effect the dissolution of such order; or (2) exist any pending or threatened litigation regarding the Purchased Assets, the business operations of Seller or Buyer, this Agreement or the transactions contemplated hereby.

iv. Agreements. Buyer shall have executed and delivered to Seller, the Management Agreement and the Assignment of Lease (as defined in Section 7(B)(viii) below).

B. Conditions Precedent of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as Buyer may waive in writing:

i. Performance. Seller shall have performed and complied with all agreements and covenants required by this Agreement to be performed or satisfied by it on or prior to the Closing.

ii. Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as if they had been made at such time, except those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date).

iii. Certificate of Seller. The Buyer shall have been furnished with a certificate in the form and substance reasonably satisfactory to Buyer and executed by a senior officer of each of Seller certifying the fulfillment of the conditions set forth in Section 7(B)(i) and Section 7(B)(ii) above and Section 7(B)(ix) below.

15

iv. Consents/Permanent Cannabis Permits. Seller shall have: (a) applied for and obtained a ninety (90) day extension to the Initial Permit Termination Date and provided evidence of same to Buyer; (b) ensured that the Landlord (or Seller as the case may be) has applied for all Entitlements required to operate the Business on the Property and provided evidence of same to Buyer; (c) applied for (and provided Buyer with evidence of such application for) all licenses required for Seller to operate the Business in the County of Monterey (irrespective of any moratorium or delay in the effective date of any Legal Requirements and/or any determination by the County that such applications are not necessary until such time as the Entitlements have been granted or otherwise); and (d) Seller shall have applied for all permanent Cannabis Permits necessary to operate the Business (whether directly or under the terms of the Management Agreement) and provide evidence of same to Buyer.

v. No Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect, development or circumstance that has had or would reasonably be expected to have an adverse effect on the Business (including the loss of Seller’s Monterey Good Standing status), and no event shall have occurred or circumstances shall exist that could result in such adverse effect on the Business.

vi. FIRPTA and California Certificate. Seller shall have furnished Buyer with a certificate stating that Seller is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and shall be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2). Seller shall have furnished to Buyer such other certificate(s) as may be necessary to comply with Legal Requirements of California (including withholding Tax requirements).

vii. No Order. There shall not: (1) be in effect any litigation order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that, the parties agree to use commercially reasonable efforts to take such action as may be required to avoid the entry of, or to effect the dissolution of such order; or (2) exist any pending or threatened litigation regarding the Purchased Assets, the business operations of Seller or Buyer, this Agreement or the transactions contemplated hereby.

viii. Agreements. Seller shall have executed and delivered to Buyer the Management Agreement and an assignment and assumption of Lease in the form and substance satisfactory to Buyer under which Buyer will assume and become obligated under the Lease (the “Assignment of Lease”). The Assignment of Lease shall include, without limitation, the receipt of a consent and estoppel certificate and a non-disturbance agreement in the form satisfactory to Buyer.

ix. Acquisition of Purchased Assets. Buyer shall be satisfied, in its discretion, that: (1) Seller has not sold, transferred or otherwise disposed of any of the Purchased Assets (other than Inventory in the Ordinary Course) and that all Purchased Assets are in the same condition as existed on the date hereof; and (2) following Closing and the payment of the Purchase Price as provided herein, Buyer shall remain responsible for Taxes or other Liabilities of Seller (other than the Assumed Liabilities).

x. Tax Clearances. Seller shall have applied for all Tax Clearances and provided Buyer with evidence of such applications.

xi. Intentionally Omitted

xii. Vehicle and Other Purchased Asset Titles. Seller shall have delivered to Buyer a certificate or registration of title for any owned vehicle or other Purchased Assets requiring such certification or registration (including any and all furniture, fixtures and equipment requiring such certification registration), duly executed by Seller, conveying title to Buyer.

xiii. Intentionally Omitted.

xiv. Consulting Agreement. Mike Gregory shall have executed a consulting agreement with Buyer on terms and subject to conditions acceptable to Buyer in its discretion under which Mr. Gregory would, among other things, assist Buyer in the continuous development of licensed cannabis assets in California (the “Consulting Agreement”).

16

8. Closing; Closing Date Deliverables; Taxes and Prorations.

A. Closing. Unless this Agreement is terminated earlier as provided herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seyburn Kahn, 2000 Town Center, Suite 1500, Southfield, Michigan 48075, or at such other place or time as Buyer and Seller may mutually agree, on May 25, 2018 or, if later, five (5) days following the satisfaction of all conditions precedent to Closing (with such date being referred to herein as the “Closing Date”).

B. Closing Date Deliverables, Taxes and Prorations. At Closing:

i. Seller shall deliver to Buyer: (1) the Purchased Assets, in each case, free and clear of all Liens; (2) the Assumption Agreement; (3) a Certificate of Seller certifying as to the organizational documents (including Articles of Incorporation or equivalent) of Seller, copies of which shall be attached thereto, resolutions authorizing the transactions contemplated by this Agreement and incumbency; (4) the Certificates required by Section 7(B)(iii) (which certificate shall have attached to it an updated Schedule 4(F)(ii) containing all information required thereon as of the Closing Date) and Section 7(B)(vi); (5) a Certificate of Good Standing (or equivalent, to the extent available) for Seller, issued by the Secretary of State of the State of California no earlier than thirty (30) days prior to the Closing Date; (6) all Books and Records; (7) The ninety (90) day extension to the Initial Permit Termination Date; (8) the Management Agreement; (9) the Assignment of Lease; (10) the Consulting Agreement; (11) evidence of the application for: (a) a ninety (90) day extension to the Initial Permit Termination Date; (b) all licenses required for Seller to operate the Business in the County of Monterey (irrespective of any moratorium or delay in the effective date of any Legal Requirements and/or any determination by the County that such applications are not necessary until such time as the Entitlements have been granted or otherwise); and (c) all permanent Cannabis Permits necessary to operate the Business (whether directly or under the terms of the Management Agreement), in each case, together with all correspondence related thereto; (12) evidence satisfactory to Buyer, in its discretion, that the Landlord (or Seller as the case may be) has applied for all Entitlements required to operate the Business on the Property; (13) evidence satisfactory to Buyer, in its discretion, of the filing of the requests for the Tax Clearances; (14) the Property in: (a) a “ready to use” condition with trash and related items removed; and (b) a mop clean condition with all utilities and other operating expenses for the Property paid through Closing; and (15) such other and further instruments as counsel for Seller and Buyer shall mutually agree are necessary to consummate the transactions contemplated herein.

ii. Buyer shall deliver Installment 1 of the Purchase Price to Seller: (1) the Assumption Agreement; (2) a Certificate of Buyer certifying as to the organizational documents (including Articles of Organization) of Buyer, copies of which shall be attached thereto, resolutions authorizing the transactions contemplated by this Agreement and incumbency; (3) the Certificate required by Section 7(A)(iii); (4) the Management Agreement; (5) the Assignment of Lease; (6) the Consulting Agreement; and (7) such other and further instruments as counsel for Seller and Buyer shall mutually agree are necessary to consummate the transactions contemplated herein.

iii. To the extent Seller bears responsibility therefor, all prepaid rents, lease payments, equipment service contracts, taxes, assessments (general as well as special), district and/or other bonds, and water and sewer use charges and utility charges shall be prorated and adjusted between Buyer and Seller with current taxes prorated on a due-date basis based on a 365 day year. Seller shall bear full responsibility to pay all real property Taxes, general or special assessments, water or sewer rates and charges, which have become a Lien on the Property or any Purchased Asset. Without limiting the generality of the foregoing, all electric, gas, water and other utility meters shall be read as of the close of business on the day immediately preceding the Closing Date, and charges for such utilities received from and after the Closing Date shall be prorated in accordance with such meter readings.

iv. Immediately following the execution and delivery of the Assignment of Lease by Buyer and Seller, Buyer and Seller shall execute a Lease in the form and substance satisfactory to Buyer under which Seller would lease the property from Buyer on the terms and for the amount specified therein.

17

9. Post Closing Covenants.

A. Transition. Subject to Seller’s activities under the Management Agreement, Seller shall: (i) refer all customer inquiries relating to the Business and the Purchased Assets to Buyer from and after the Closing Date. Promptly following the Closing, Buyer shall use commercially reasonable efforts to deliver any notices that may be required to be sent to the customers under all Contracts assumed hereunder as a result of the transactions contemplated by this Agreement.

B. Further Assurances. From time to time, at the request and expense of Buyer or Seller (as the case may be) and without further consideration, each party will execute and deliver to the other such other documents, and take such other action, as Buyer or Seller (as the case may be) may reasonably request in order to consummate more effectively the transaction contemplated by this Agreement.

C. Management of the Business. From and after the Closing Date, and until the termination of the Management Agreement, Seller shall: (i) manage the Business in accordance with the Management Agreement, all applicable Legal Requirements (including those Legal Requirements that have not yet become effective, such as all track and trace requirements) and the requirements of licenses and permits issued and/or required in connection with the operation of the Business; (ii) obtain and maintain (including the payment of all fees) all licenses and permits required for the operation and management of the Business; and (iii) Seller shall actively pursue obtaining all licenses and permits required for the operation of the Business (including those licenses and permits that due to moratorium or otherwise, Seller has not yet been obligated to obtain), which as of the Closing Date have not been issued to Seller. Seller shall provide Buyer with copies of all applications and all correspondence related to any and all such permits and licenses immediately upon receipt or transmission thereof by Seller.

D. Construction Obligations. Following the Closing, Seller shall be obligated to complete the construction and/or maintenance of those items specified on Schedule 9(D) in the Ordinary Course without the payment of any additional consideration. All such items shall be completed to the satisfaction of Buyer in its discretion.

10. Indemnification.

A. Seller’s Indemnity. Seller shall indemnify, defend and hold Buyer and Buyer’s Affiliates and their respective shareholder(s), members, equity holders, officers, directors managers, representatives, consultants and agents harmless from, against and in respect of any action or cause of action, losses, damages (including any and all actual, incidental, consequential or special damages, lost profits, and diminution in value), Claim, obligation, Liability, Taxes, sanction, interest and/or penalty, fine, cost and expense (including reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any Claim by any Governmental Entity), of any kind or character, whether or not involving a third party Claim (each, a “Loss” and collectively, “Losses”), arising out of or in connection with (A) any breach of any representation or warranty given or made by Seller in the Seller Agreements; (B) any breach of, or failure by Seller to perform or observe, in full, any covenant, agreement or condition to be performed or observed by Seller pursuant to the Seller Agreements; (C) Intentionally Omitted; and/or (D) any Retained Liability or Excluded Asset.

B. Buyer’s Indemnity. Following the Closing Date, Buyer shall indemnify, defend and hold Seller harmless from, against and in respect of any and all Losses arising out of or in connection with a third party Claim related to Buyer’s operation of the Business after the Closing Date (provided that such Claim is not related to, connected with or otherwise resulting from the actions or omissions of Seller, whether pursuant to Seller’s management of the Business under the Management Agreement or otherwise).

11. Termination. In addition to any other rights or remedies of Buyer, whether at law, in equity by contract or otherwise, Buyer may immediately terminate this Agreement upon written notice to Seller at any time prior to Closing if: (A) Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement; or (B) Buyer determines that is unable, for any reason, to: (i) assume the Lease; and/or (ii) operate the Business under the terms of the Management Agreement prior to the time it is able to obtain all necessary or desirable Cannabis Permits in its own name; (C) buyer is dissatisfied in its discretion with its due diligence investigation of Seller, the Business, the Purchased Assets and/or the Property and/or the condition of any of the Purchased Assets or the Property; (D) there is a Lien upon the Purchased Assets, which Lien will not be discharged prior to Closing; (E) the Property is not in a “ready to use” condition with all trash and related items having been removed; or (F) Buyer is restrained or enjoined from consummating the transaction contemplated hereby by any applicable Governmental Entity.

18

12. Assignment. Buyer may in its discretion assign this Agreement and all rights, and obligations hereunder, to any Affiliate of Buyer and/or PNTV at any time and such Affiliate shall become the Buyer as defined herein. Seller may not assign any of its rights or obligations hereunder without the prior written consent of Buyer. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

13. Notices. All notices shall be in writing and shall be deemed to have been duly given: (A) at the time of delivery if physically delivered; (B) at the time of transmission if transmitted in electronic format (provided that if sent by email such notice is followed another form of non-electronic notice permitted herein); (C) two (2) Business Days after having been deposited in the United States Mail, as certified or registered mail (with return receipt requested and with first class postage pre-paid); or (D) one (1) Business Day after having been transmitted to a third party providing delivery services in the Ordinary Course, which guarantees delivery on the next Business Day after such transmittal (e.g., via Federal Express), all of which notices or other communications shall be addressed to the recipient at the address set forth below each party’s name on the signature page hereto. Such names and addresses may be changed by written notice in accordance with this Section 13.

14. Survival of Representations and Warranties. Except as otherwise set forth in this Section 14, the representations and warranties contained in this Agreement, and the respective indemnification obligations of Seller and Buyer with respect thereto, shall survive the Closing Date for a period of two (2) years. The representations and warranties contained in Section 4(A) through Section 4(E) and the respective indemnification obligations related thereto shall survive indefinitely. The representations contained in Section 4(K)(Compliance with Legal Requirements), Section 4(L) (Environmental Matters), and Section 4(M) (Taxes) and all covenants related to tax and environmental matters, in each case, with the indemnification obligations with respect thereto shall survive the Closing Date and remain in full force and effect until ninety (90) days after the date upon which the Liability to which any such claim may be related is barred by the applicable statute of limitations (including automatic extensions thereof). The indemnification obligations under Section 11(D) (Retained Liability) shall survive indefinitely. With respect to any specific representation, warranty or covenant for which an Buyer shall have delivered a bona fide notice of a claim prior to the termination date for the applicable survival period of such representation, warranty or covenant, and as to which such claim has not been completely and finally resolved prior to such termination date, such representation, warranty or covenant shall be deemed to survive solely for purposes of such claim for the period of time beyond such termination date sufficient to resolve, completely and finally, the claim relating to such representation, warranty or covenant in accordance with this Agreement. Except as otherwise provided in this Section 14, the parties agree that no claims or causes of action may be brought against Seller or Buyer based upon any of the representations and warranties or covenants contained in this Agreement after the expiration of the applicable survival period therefor as set forth in this Section 14.

15. Miscellaneous.

A. Costs. Except as otherwise provided herein, each party shall bear responsibility for all costs incurred by such party in connection herewith. In furtherance of the foregoing, Seller shall be responsible for all transfer, sales, use, stamp, recording and other similar Taxes and fees, arising in connection with the transfer of the Purchased Assets to Buyer and/or the transactions contemplated hereby (the “Transfer Taxes”). It shall be the responsibility of Seller to prepare and file all Tax Returns relating to Transfer Taxes.

19

B. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement is made in Monterey County, California. This Agreement shall be governed and construed under the Laws of the State of California without regard to its conflicts of Laws provisions. The parties consent to the exclusive jurisdiction of the state and federal courts sitting in the State of California, County of Monterey or the Federal District Court for the Northern District of California (the “Chosen Courts”). EACH PARTY HEREBY (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO LAYING VENUE IN THE CHOSEN COURTS, AND (III) WAIVES ANY OBJECTION THAT ANY CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE PERSONAL JURISDICTION OVER ANY PARTY. SELLER AND BUYER ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT AND THE OTHER AGREEMENTS AND TRANSACTIONS CONTEMPLATED HEREBY AND CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE APPLICABLE COURT. In the event any party institutes an action or proceeding to enforce any rights arising under this Agreement, the party prevailing in such action or proceeding shall be paid all reasonable attorneys’ fees and costs by the non-prevailing party.

C. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Except as set forth below, neither this Agreement nor the obligations of either Party shall be assignable or transferable by such Party without the prior written consent of the other Party; provided, however, that Buyer shall have the right to assign any of its rights under this Agreement: (i) to any of its Affiliates; (ii) to any purchaser of a material portion of its assets; and/or (iii) as collateral security to any lender to Buyer or its Affiliates.

D. No Waiver. No failure of any party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

E. Amendments and Waivers. This Agreement may be modified, amended or waived only by a writing signed by Seller and Buyer.

F. Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the applicable laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

G. Rules of Construction. The parties hereto agree that they have been: (i) represented by counsel during the negotiation, preparation and execution of this Agreement; and (ii) advised by such counsel of the tax consequences associated with the transactions contemplated hereby. Therefore, the parties hereto waive the application of any law, regulation, holding or rule of construction, providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

H. Interpretation. Unless the context clearly indicates otherwise, the word “including” means “including without limitation,” and “discretion” means “sole and absolute discretion”. The use or of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provision of this Agreement. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof. The Parties further agree that California Civil Code Section 1654 does not apply to this Agreement.

20

I. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other. Delivery of an executed counterpart of this Agreement by facsimile, .pdf, .tif, .gif, .jpg or similar image (any such delivery, an “Electronic Delivery”) sent via electronic mail shall be equally as effective and binding as delivery of an executed original counterpart. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense.

J. Entire Agreement. This Agreement (including its recitals, exhibits and schedules, which are hereby incorporated into and made part hereof) together with all documents and instruments executed in connection with the transactions contemplated hereby (including all Seller Agreements and Buyer Agreements) contain the entire understanding of the parties with respect to the subject matter of the Agreement and supersedes all previous agreements, representations or warranties (whether oral or written). No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No parol evidence of prior or contemporaneous agreements, understandings or negotiations shall govern or be used to construe or modify this Agreement.

K. Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

(Signatures Appear on Following Page)

21

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first written below their name.

“Seller”		“Buyer”

LCG Business Enterprises, LLC,		Players Michigan LLC,
a California limited liability company		a Michigan limited liability company

By:	/s/ Michael Gregory	By:	/s/ Mark Bradley
Print Name:	Michael Gregory		Mark Bradley, Manager
Title:

Address:	16471 Newland Street	Address:	1771 E. Flamingo Road, Suite 201 A
	Huntington Beach, CA 92647		Las Vegas, NV 89119
	Attention: Michael Gregory		Attention: Mark Bradley
	Email: mike.rich.gregory@gmail.com		Email: mbradley@playersnetwork.com
	Phone: 248.222.5343		Phone: 702.840.3270

With a copy to:		With a copy to:	Seyburn Kahn, P.C.
2000 Town Center, Suite 1500
Southfield, Michigan 48075
Attention: Bruce H. Seyburn
Email: bseyburn@seyburn.com
	Email:		Facsimile: 248.351.3727
Facsimile:

and a copy to:	Paul Moncrief, Esq.	and a copy to:	Aaron Johnson, Esq.
	16. W. Gabilan Street		318 Cayuga Street
	Salinas, CA 93901		Salinas, CA 93901
	Email: paul@moncriefhart.com		Email: aaron@jrgattorneys.com

SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 2(A)(i) –	Vehicles
Schedule 2(A)(iv) –	Acquired Contracts
Schedule 2(B) –	Excluded Assets
Schedule 3(B) –	Seller’s Wire Transfer Instructions
Schedule 4(E) –	Purchased Assets
Schedule 4(F) –	Business Tangible Personal Property
Schedule 4(F)(ii) –	Plant Inventory
Schedule 4(G) –	Contracts
Schedule 4(H) –	Permits
Schedule 4(I) –	Customers and Suppliers
Schedule 4(J) –	Lease Information
Schedule 4(K) –	Compliance with Legal Requirements
Schedule 4(N) –	Financial Statements
Schedule 6(L) –	Identified Labor
Schedule 9(D) –	Construction and Maintenance Obligations of Seller

EXHIBITS

Exhibit A –	Defined Terms
Exhibit B –	Assumption Agreement
Exhibit C –	Management Agreement

22

EXHIBIT A

Definitions

As used in this Agreement, the following terms have the following specified meanings:

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the terms “controls,” “controlled by” and “is under common control with” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the specified Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or public holiday, during which banks are open for business in Southeast Michigan (other than solely for automatic teller machine use).

“Cannabis Permits” means all Permits necessary to operate the Business, including all cannabis cultivation and/or production licenses awarded by the State of California in respect of and/or related to the operation of the Business.

“Claim” means any claim, demand, action, audit, governmental Proceeding, regulatory action, suit and/or cause of action, whether class, individual or otherwise in nature, in law or in equity, known or unknown, fixed or contingent, including any claim, demand, action, audit, governmental Proceeding, regulatory action, suit or cause of action for damages, injunctive relief, declaratory relief or other relief under the laws of any foreign country or the United States or any state or locality thereof.

“Consent” means an approval, permit, notice, consent, license, authorization, qualification or waiver of a third party or a Governmental Entity, as applicable.

“Contract” means any contract, arrangement, agreement, license, option, commitment, purchase order, sales order, undertaking, understanding and/or obligation, whether oral or written, and including all assignments, amendments, schedules, exhibits and appendices thereto.

“Environmental Law” means any Legal Requirement relating to or addressing pollution, the cleanup of the environment or the protection of air, surface water, ground water, drinking water, land (surface or subsurface), and/or health or safety (including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., and regulations thereunder, Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and regulations thereunder, Clean Air Act, 42 U.S.C. §§ 7401 et seq., and regulations thereunder, Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et seq., and regulations thereunder, and any similar foreign, federal, state or local acts or statutes all as are now in effect together with all common law concerning public health and safety, pollution, or protection of the environment, in each case, whether relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, exposure to, or cleanup of any Hazardous Materials, or otherwise.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Entity” means any government or political subdivision thereof, court, arbitral tribunal, governmental administrative agency, tribunal or commission or any other governmental or regulatory body, instrumentality or authority, whether domestic (federal, state or local) or foreign.

“Hazardous Materials” means asbestos-containing material, polychlorinated biphenyls, urea formaldehyde products, radon, radioactive material, any “hazardous substance,” “toxic substance,” “hazardous waste” (as defined under 40 Code of Federal Regulations Part 261, foreign or any state equivalent), “pollutant,” “Toxic Pollutant,” “oil,” or “contaminant” as used in, or defined pursuant to any Environmental Law, and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, discharge, Release, discharge or emission, which is regulated or governed by any Environmental Law.

23

“including”, “include” or “includes” means, unless the context clearly indicates otherwise, “including”, “include” or “includes” (as applicable), without limitation.

“Insurance Policies” means material policies of liability, theft, fire, title and other forms of insurance and surety bonds (including any standby letters of credit).

“Labor Claims” means any Claim or Liability made, brought by or in any way relating to any employee or independent contractor, including Claims related to compensation and/or benefits (including health, dental and/or COBRA), and further including any Claim made pursuant to any applicable Laws relating to employment standards, occupational health and safety, labor relations, workers compensation, pay equity, employment equity, the Americans with Disabilities Act, as amended, the Civil Rights Act of 1964, as amended, the Worker Adjustment and Retraining Notification Act of 1988, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, as amended, or any other federal, state, or local, statutory or decisional Law regarding labor discrimination.

“Labor Obligations” means all wages, bonuses, vacation pay, sick time, pension payments, overtime pay, change of control payments, severance pay, and any other termination or severance obligations and any other compensation or obligation, which may be due by Legal Requirement or Contract relating to employment or engagement of an employees or independent contractor (as the case may be).

“Labor Laws” means all Legal Requirements as they relate to labor and employment, including Legal Requirements relating to occupational safety and health, the calculation and payment of wages, equal employment opportunity (including Legal Requirements prohibiting discrimination and/or harassment on the basis of race, national origin, religion, gender, disability, age, workers’ compensation, or any other protected classification), affirmative action, workers’ compensation, unemployment, the payment of social security, employment of minors, health and safety, labor relations, unions, withholding, wages and hours and overtime of any kind, pay equity, employee classification, family and medical leave, and the hiring or engagement of immigrants.

“Legacy Environmental Liabilities” means any Liabilities of Seller associated with: (i) any predecessor entities of Seller or its Affiliates; (ii) any real property formerly owned by Seller or its Affiliates; (iii) any operations or lines of business formerly but no longer conducted by Seller its Affiliates; and (iv) the off-site disposal of waste (including any Hazardous Materials) on or prior to the Closing Date.

“Legal Requirement” means applicable federal, state, local or foreign laws, rules, regulations, statutes, ordinances, permits, orders, writs, judgments, injunctions, decrees or awards, issued, enacted or promulgated by any Governmental Entity.

“Liability” or “Liabilities” means liabilities, debts, claims, expenses (including costs of investigation and defense and attorney’s fees, costs and expenses), obligations, deficiencies, responsibilities or commitments, whether express or implied, known or unknown, primary or secondary, direct or indirect, liquidated, absolute, disclosed or undisclosed, accrued, secured or unsecured, contingent or otherwise, whether due or to become due, and whether or not of a kind required by GAAP to be set forth on a financial statement, including those arising under any Legal Requirement or under any Contract or otherwise relating to the Business.

“Lien” or “Liens” means and includes any pledge, claim, mortgage, deed of trust, deed to secure debt, lien, charge, encumbrance, attachment, option, right of first refusal, lease, license, easement, covenant, condition, restriction, encroachment or other survey defect, restriction on transfer, exception to or defect in title or other encumbrance, ownership interest or security interest of any kind or nature whatsoever.

“Monterey Good Standing” means satisfaction of all preconditions established by the county of Monterey California for the continued operation of the Business.

“Net Profit” means, as determined on an accrual basis in accordance with GAAP, gross profit (i.e., gross revenue less cost of goods sold) solely from the sale of cannabis (including the flower and/or any other part of the plant) and/or cannabis related products reduced (to the extent not otherwise included in cost of goods sold) by any and all: (i) Taxes; (ii) interest; (iii) depreciation and amortization expenses; (iv) rental payments; (v) licensing fees; (vi) consulting fees; (vii) labor and consulting expenses; (viii) returns; and (ix) all other ordinary and necessary expenses (including, rents, royalties, and selling and general administrative costs).

24

“Ordinary Course” means the ordinary course of business consistent with past practice.

“Permit” means any consent, permit, license, franchise, registration, approval or authorization from any Person and all renewals thereof or applications therefor.

“Person” means any individual, trust, estate, partnership, association, firm, company, corporation, limited liability company, joint venture, or other entity (including a Governmental Entity).

“Proceeding” means any action, suit, litigation, proceeding, investigation or review of any kind or nature.

“Release” means any spill, emission, leaking, deposit, discharge, dispersal, or other release of a hazardous material (including Hazardous Materials) into the environment.

“Tax” or “Taxes” means: (i) any and all federal, state, local or non-United States income, gross receipts, cannabis, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profit, customs duty, capital stock, franchise, profits, withholding, social security (or similar), unemployment (including contributions to the California unemployment fund, employment training fund and unemployment compensation disability fund), disability, real property, personal property, escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax or assessment of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions thereto and whether or not under dispute; (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group; and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee Liability, in respect of any items described in clause (i) or (ii) above.

“Tax Authority” means any Governmental Entity exercising Tax regulatory authority.

“Tax Clearances” means and includes all certificates of any kind or nature issued by the applicable Governmental Entity including any agency or political subdivision thereof (including any Tax Authority), to the extent that such certificates indicate either: (x) that all Taxes of Seller have been paid in full; or (y) the final and full amount of Taxes that must be paid by Seller.

“Tax Return” means any return, declaration, report, Claim for refund, election, estimate or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

25

INDEX OF DEFINED TERMS

TERM	SECTION
Acquired Contracts	Section 2(A)(iv)
Acquired Permits	Section 2(A)(vi)
Acquisition Transaction	Section 6(E)
Agreement	Opening Paragraph
Applicable Taxes	Section 3(B)
Applicable Tax Period	Section 4(M)
Applicable Policies	Section 4(P)
Assignment of Lease	Section 7(B)(viii)
Assumed Liabilities	Section 2(C)
Assumption Agreement	Section 2(C)
Books and Records	Section 2(A)(v)
Bulk Transfer Laws	Section 7(B)(xi)
Business	Recital A
Business Inventory	Section 2(A)(ii)
Business Tangible Personal Property	Section 2(A)(i)
Buyer	Opening Paragraph
Buyer Agreements	Section 5(A)
Cannabis Permit Period	Section 4(H)(ii)
Chosen Courts	Section 15(B)
Closing	Section 8(A)
Closing Date	Section 8(A)
Confidential Information	Section 6(G)(iv)
Consulting Agreement	Section 7(B)(xiv)
Disclosing Party	Section 6(G)(i)
Electronic Delivery	Section 15(I)
Entitlements	Recital E
Excluded Assets	Section 2(B)
Financial Statements	Section 4(N)
Identified Labor	Section 6(L)
Initial Penalty	Section 3(D)
Initial Permit Termination Date	Section 4(H)(ii)
Installment	Section 3(A)(ii)
Installment 1	Section 3(A)(ii)(1)
Installment 2	Section 3(A)(ii)(2)
Installment 3	Section 3(A)(ii)(3)
Installment 4	Section 3(A)(ii)(4)
Installment 5	Section 3(A)(ii)(5)
Interim Period	Section 6(B)
Late Payment	Section 3(D)
Lease	Section 4(J)
Loss/Losses	Section 10(A)
Management Agreement	Section 6(J)
Management Fee	Section 6(J)(i)
Management Term	Section 6(J)(v)
Net Profit	Section 2(D)
Most Recent Financial Statements	Section 4(N)
Non-Assignable Permits	Section 2(B)
Plant Inventory	Section 4(F)(ii)(1)
PNTV	Recital A
Property	Recital B
Purchased Assets	Section 2(A)
Purchase Price	Section 3(A)
Purchase Price Allocation	Section 3(C)
Receivables	Section 2(A)(iii)
Receiving Party	Section 6(G)(i)
Representatives	Section 6(G)(i)
Retained Liabilities	Section 2(C)(ii)
Seller	Opening Paragraph
Seller Agreements	Section 4(A)
Seller Permits	Section 4(H)(i)
Side Letters	Section 3(B)(4)
Temporary Cannabis Permits	Section 4(H)(ii)
Transferred Labor	Section 2(C)(ii)
Withheld Installment	Section 3(B)(4)(a)

26

EXHIBIT B

Form of Assumption Agreement

[Attached]

ASSIGNMENT, ASSUMPTION AGREEMENT AND BILL OF SALE

THIS ASSIGNMENT, ASSUMPTION AND BILL OF SALE (this “Assignment”) is made and entered into as of this ____ day of May 2018, by and between Players Michigan LLC, a Michigan limited liability company (“Assignee”), and LCG Business Enterprises, LLC, a California limited liability company (“Assignor”) pursuant to and subject to the terms of that certain Asset Purchase Agreement dated May ___, 2018 (the “Purchase Agreement”), under which Assignor has agreed to sell, transfer and deliver to Assignee, and Assignee has agreed to purchase from Assignor, the Purchased Assets (as defined in the Purchase Agreement). Any capitalized term not defined in this Assignment shall have the meaning assigned to such term in the Purchase Agreement.

A. Assignor has agreed to sell, assign and transfer to Assignee, and Assignee has agreed to purchase and accept from Assignor the Purchased Assets upon the terms and conditions set forth in the Purchase Agreement.

B. Assignee has agreed to assume, and perform and discharge when and as due, the liabilities set forth in Section 2(C) of the Purchase Agreement (the “Assumed Liabilities”).

NOW, THEREFORE, in consideration of the foregoing premises, subject to the terms and conditions of the Purchase Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignee and Assignor hereby each agree as follows:

1. Assumption. Upon the terms and subject to the conditions of the Purchase Agreement, Assignee hereby assumes, and agrees to pay, perform and discharge when and as due, the Assumed Liabilities and only the Assumed Liabilities of Assignor. Assignor and Assignee agree that the Assumed Liabilities include only those liabilities specifically enumerated in Section 2(C) of the Purchase Agreement and that, except as specifically set forth in the Purchase Agreement, Assignor shall not assume, is not responsible to pay, perform or discharge and shall not be deemed to have assumed, agreed to pay, perform, fulfill or discharge any liability of Assignor other than the Assumed Liabilities, which liabilities shall remain the sole obligation of Assignor.

2. Rights Under the Purchase Agreement. The assumption by Assignee of the Assumed Liabilities and the assignment by Assignor of the Purchased Assets or the Acquired Interest shall not be construed to defeat, impair or limit in any way the rights, claims or remedies of Assignee or Assignor, respectively, under the Purchase Agreement.

3. Bill of Sale. In consideration of the Purchase Price and the assumption of the Assumed Liabilities by Assignee, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers, sets over and delivers to Assignee, its successors and permitted assigns all of Assignor’s right, title and interest in and to the Purchased Assets free and clear of all Liens. All right, title and interest of Assignor in the Purchased Assets conveyed hereby are conveyed to Assignee.

4. Further Assurances. Each of the parties hereto shall execute and deliver to the other party such further instruments, assignments, assurances and other documents, and take such actions as the other party may reasonably request in connection with the carrying out of the intent and purposes of this Assignment.

5. Binding Agreement. This Assignment shall be binding upon and shall operate to the benefit of the parties and their respective successors and permitted assigns.

6. Third Party Beneficiary. Nothing contained herein shall confer any rights on any third party or in any way enhance or expand the rights of any third party with respect to any of the Assumed Liabilities, and Assignee reserves any and all defenses, rights of offset, claims and counterclaims that either Assignor or Assignee may have with respect to any of the Assumed Liabilities.

7. Purchase Agreement Controls. Nothing contained in this Assignment, express or implied, shall be deemed to supersede, enlarge, alter, release, limit or amend the terms and provisions of the Purchase Agreement in any manner whatsoever. In the event of any conflict or inconsistency between the provisions hereof and the Purchase Agreement, the Purchase Agreement shall control.

8. Counterparts. This Assignment may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other. Delivery of an executed counterpart of this Assignment by facsimile, .pdf, .tif, .gif, .jpg or similar image (any such delivery, an “Electronic Delivery”) sent via electronic mail shall be equally as effective and binding as delivery of an executed original counterpart. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense.

9. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Assignment is made in Monterey County, California. This Assignment shall be governed and construed under the Laws of the State of California without regard to its conflicts of Laws provisions. The parties consent to the exclusive jurisdiction of the state and federal courts sitting in the State of California, County of Monterey or the Federal District Court for the Northern District of California (the “Chosen Courts”). EACH PARTY HEREBY (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO LAYING VENUE IN THE CHOSEN COURTS, AND (III) WAIVES ANY OBJECTION THAT ANY CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE PERSONAL JURISDICTION OVER ANY PARTY. SELLER AND BUYER ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT AND THE OTHER AGREEMENTS AND TRANSACTIONS CONTEMPLATED HEREBY AND CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE APPLICABLE COURT. In the event any party institutes an action or proceeding to enforce any rights arising under this Agreement, the party prevailing in such action or proceeding shall be paid all reasonable attorneys’ fees and costs by the non-prevailing party.

10. Amendment and Waiver. No amendment or modification of this Assignment shall be valid or binding upon Assignor or Assignee unless made in writing and signed on behalf of each of Assignor and Assignee by their respective duly authorized representative. The terms hereof may be waived only by a written instrument signed by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

“Assignor”		“Assignee”

LCG Business Enterprises, LLC,		Players Michigan LLC,
a California limited liability company		a Michigan limited liability company

By:	/s/ Michael Gregory	By:	/s/ Mark Bradley
Print Name: Michael Gregory			Mark Bradley, Manager
Title: